Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF
SERIES H CONVERTIBLE PREFERRED STOCK
OF
LAS VEGAS GAMING, INC.

(Pursuant to NRS 78.1955)

(Continued)

The following is a statement of the powers, designations, preferences, limitations, restrictions and relative rights of a series of preferred stock of Las Vegas Gaming, Inc., a Nevada corporation (the “Corporation”), as authorized on May 5, 2008, by the board of directors of the Corporation (the “Board”), for the purposes of establishing a series of the Corporation’s authorized preferred stock, $.001 par value per share (“Preferred Stock”), designated as Series H Convertible Preferred Stock, and fixing the relative rights and preferences thereof:

1.
Designation and Number.  A series of Preferred Stock, designated as Series H Convertible Preferred Stock (“Series H Convertible Preferred Stock”), is hereby established.  The number of authorized shares of Series H Convertible Preferred Stock shall initially be one million (1,000,000) shares.

2.	No Sinking Fund. There shall be no sinking fund for the payment of liquidation preferences on the Series H Convertible Preferred Stock or the redemption of any shares thereof.

3.
Rank. The Series H Convertible Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank:  (1) senior to (a) all classes or series of the Corporation’s common stock and (b) any future equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank junior to the Series H Convertible Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation (the Corporation’s common stock and all other classes or series of capital stock listed in this clause (1) being referred to herein collectively as “Junior Stock”); and (2) junior to (a) all existing and future indebtedness of the Corporation, (b) the Corporation’s Series A Convertible Preferred Stock, the Corporation’s Series B Convertible Preferred Stock, the Corporation’s Series C Convertible Preferred Stock, the Corporation’s Series D Convertible Preferred Stock, the Corporation’s Series E Convertible Preferred Stock, the Corporation’s Series F Convertible Preferred Stock and the Corporation’s Series G Convertible Preferred Stock, and (c) any future equity securities issued by the Corporation the terms of which do not specifically provide that they are senior to or at parity with the Series H Convertible Preferred Stock.

4.	Dividend Rights. The Series H Convertible Preferred Stock carries no dividend rights.

5.
Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series H Convertible Preferred Stock are entitled to be paid five dollars ($5.00) per share of Series H Convertible Preferred Stock (the “Stated Value”) before any distribution of assets is made to the holders of Junior Stock.

5.1.
Adjustment.  For purposes of this Section 5, in the event that the shares of Series H Convertible Preferred Stock have not been converted into shares of Common Stock Series A, $0.001 par value (“Common Stock Series A”), and in the event that the Corporation either:  (1) subdivides (by stock split, reclassification or otherwise) the outstanding shares of Series H Convertible Preferred Stock into a greater number of shares of Series H Convertible Preferred Stock; or (2) combines or consolidates (by reverse stock split) the outstanding shares of Series H Convertible Preferred Stock into a smaller number of shares of Series H Convertible Preferred Stock, then the Stated Value shall be proportionately decreased or increased, as appropriate, simultaneously with the occurrence of such event.

5.2.
Consolidation or Merger of the Corporation.  The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease, exchange offer, tender offer or any other transfer, or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

5.3.
No Further Rights.  After payment of the full amount of the Stated Value, the holders of Series H Convertible Preferred Stock will have no right or claim to any of the remaining assets of the Corporation by virtue of their ownership of Series H Convertible Preferred Stock.

6.
Redemption.  The outstanding shares of Series H Convertible Preferred Stock may be redeemed at any time by the Corporation following the occurrence of a Qualified Financing (as defined below) or the listing and trading of a class of the Corporation’s common stock on a national stock exchange.  The Series H Convertible Preferred Stock shall be redeemed at the Stated Value by providing to the holders of Series H Convertible Preferred Stock prior written notice of no less than seven (7) calendar days (the “Redemption Notice”); provided, however, the holders of Series H Convertible Preferred Stock may elect to convert their shares of Series H Convertible Preferred Stock into shares of Common Stock Series A in accordance with Section 8 by providing written notice of such election within seven (7) calendar days after delivery of the Redemption Notice.  “Qualified Financing” means an equity financing for the account of the Corporation in which shares of common stock, or securities, directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock are issued, which financing results in cumulative aggregate proceeds to the Company of at least $10.0 million.

7.	Voting Rights. The holders of Series H Convertible Preferred Stock are not entitled to voting rights by virtue of their ownership of Series H Convertible Preferred Stock.

8.
Conversion.  At any time and from time to time, a holder of Series H Convertible Preferred Stock may convert its shares of Series H Convertible Preferred Stock into shares of Common Stock Series A at the rate of (a) the lower of (i) two dollars and fifty cents ($2.50) or (ii) seventy percent (70%) of the IPO Price for (b) one share of Common Stock Series A (the “Conversion Rate”), where no additional payment shall be required; provided, however, that the Conversion Rate shall be subject to adjustment as provided for herein; provided, further, the ability of a holder of Series H Convertible Preferred Stock to convert the holder’s shares into shares of Common Stock Series A shall be subject to the limitation that such holder may not beneficially own more than four and

99/100ths percent (4.99%) of the Corporation’s outstanding voting power. As used herein, the term “IPO Price” shall mean the per share price to the public of any common shares offered by the Corporation that in the aggregate results in capital in excess of $10.0 million being raised and the shares of a class of the Corporation’s common stock being listed and traded on a national stock exchange.  Notwithstanding anything to the contrary contained herein, the IPO Price shall not be adjusted for any reason under Section 8 or otherwise.

8.1.
Mechanics of Conversion.  Before any holder of Series H Convertible Preferred Stock may elect to convert the same into shares of Common Stock Series A, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the offices of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which it wishes the certificate or certificates for shares of Common Stock Series A to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock Series A to which such holder shall be entitled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series H Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock Series A issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock Series A on such date.

8.2.
Adjustment for Reclassification, Exchange, and Substitution.  If at any time or from time to time after the date upon which the first share of Series H Convertible Preferred Stock was issued by the Corporation (the “Original Issue Date”), the shares of Common Stock Series A issuable upon the conversion of the Series H Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise (other than by a Common Stock Series A Event (as hereinafter defined) or a stock dividend or distribution provided for elsewhere in this Section 8), then, in any such event, each holder of Series H Convertible Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Common Stock Series A into which such shares of Series H Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

8.3.
Adjustment Upon Common Stock Series A Event.   In the event that a Common Stock Series A Event occurs at any time or from time to time after the Original Issue Date, the Conversion Rate in effect immediately prior to such event shall, simultaneously with the occurrence of such Common Stock Series A Event, be proportionately decreased or increased, as appropriate.  The Conversion Rate shall be readjusted in the same manner upon the happening of each subsequent Common Stock Series A Event.

8.4.
Common Stock Series A Event.  As used herein, the term “Common Stock Series A Event” shall mean:  (1) the declaration or payment of any dividend or other distribution on the Common Stock Series A, without consideration, payable to one or more stockholders in additional shares of Common Stock Series A or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock Series A; (2) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock Series A into a greater number of shares of Common Stock Series A; or (3) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock Series A into a smaller number of shares of Common Stock Series A.  In the event that all of the shares of Common Stock Series A are converted into shares of Common Stock, then each reference to “Common Stock Series A” in this Certificate of Designation shall be substituted with the term “Common Stock” as necessary to keep the original meaning and intent hereof.

9.
Notice.  Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (1) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (2) if to any holder of Series H Convertible Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (3) to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.